Exhibit 10(c)

Amendment to the Wells Fargo & Company Supplemental Cash Balance Plan

RESOLVED that the Wells Fargo & Company Supplemental Cash Balance Plan is amended effective January 1, 2022 as follows:

Section 3(a) is amended to read in full as follows:

Nonqualified Certified Compensation shall include any Salary Deferral Contributions on behalf of a participant under the 401(k) Plan, any salary reduction contributions to any cafeteria plan under Code section 125, and any salary reduction contributions to a qualified transportation fringe benefit under Code section 132(f)(4) maintained by a Participating Employer. Nonqualified Certified Compensation shall not include any severance payment.

Section 12(b) is amended to read in full as follows:

For purposes of this Plan, a participant’s “Separation from Service” occurs upon his or her death, retirement or other termination of employment or other event that qualifies as a “separation from service” under Code section 409A and the applicable regulations thereunder as in effect from time to time. The Plan Administrator shall determine in each case when a participant’s Separation from Service has occurred, which determination shall be made in a manner consistent with Treasury Regulation Section 1.409A-1(h). The Plan Administrator shall determine that a Separation from Service has occurred as of a certain date when the facts and circumstances indicate that the Company (or an Affiliate, if applicable) and the participant reasonably anticipate that, after that date, the participant will render no further services, or the participant’s level of bona fide services (either as an employee or independent contractor) will permanently decrease to a level that is 20% or less than the average level of the participant’s bona fide services (either as an employee or independent contractor) previously in effect for such participant over the immediately preceding 36-month period (or the participant’s entire period of service, if the participant has been providing services for less than 36 months).

The following presumptions shall also apply to all such determinations:

(1)Transfers. A Separation from Service has not occurred upon the participant’s transfer of employment from the Company to an Affiliate or vice versa, or from an Affiliate to another Affiliate.

(2)Medical leave of absence. Where the participant has a medical leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and he or she has not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the earlier of: (A) the first day on which the participant would not be considered “disabled” under any disability policy of the Company or Affiliate under which the participant is then receiving a benefit; or (B) the first day on which the participant’s medical leave of absence period exceeds 29 months.

(3)Military leave of absence. Where the participant has a military leave of absence, and he or she has not returned to employment with the Company or an Affiliate, a Separation from

Service has occurred on the day next following the last day on which the participant is entitled to reemployment rights under USERRA.

(4)Other leaves of absence. In the event that the participant is on a bona fide leave of absence, not otherwise described in this Section 15(b), from which he or she has not returned to employment with the Company or an Affiliate, the participant’s Separation from Service has occurred on the first day on which the participant’s leave of absence period exceeds six months or, if earlier, upon the participant’s termination of employment (provided that such termination of employment constitutes a Separation from Service in accordance with the last sentence of the first paragraph of this section).

(5)Asset purchase transaction. If, in connection with the sale or other disposition of substantial assets (such as a division or substantially all assets of a trade or business) of the Company or an Affiliate to an unrelated buyer, the participant becomes an employee of the buyer or an affiliate of the buyer upon the closing of or in connection with such transaction, a Separation from Service has not occurred if the Company and the buyer have specified that such transaction will not, with respect to any individual affected by such transaction who becomes an employee of the buyer or an affiliate, be considered a “separation from service” under Treasury Regulation Section 1.409A-1(h), and such specification meets the requirements of Treasury Regulation Section 1.409A-1(h)(4).

Section 19, the first sentence is amended to read in full as follows:

For purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, the Plan Administrator shall be the Head of Human Resources, Total Rewards Senior Executive and the Head of Total Rewards of the Company (or in each case, the functional equivalent thereof), each of whom, acting individually, may take action as the Plan Administrator.

Except as herein expressly amended, all the terms and provisions of the Wells Fargo & Company Supplemental Cash Balance Plan shall continue in full force and effect.